Exhibit 9.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements give effect to the August 15, 2007 sale of InfoSpherix.  The unaudited pro forma condensed consolidated balance sheet and statements of operations filed with this report are presented for illustrative purposes only.  The pro forma balance sheet as of June 30, 2007 has been prepared to reflect the sale of InfoSpherix as if such sale had taken place on such date, and is not necessarily indicative of the financial position of Spherix had the sale occurred on that date.  The pro forma results of operations for the six months ended June 30, 2007 and 2006, and the year ended December 31, 2006, have been prepared assuming that the transaction occurred as of the beginning of each of these periods and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold InfoSpherix as of those dates.  The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with the historical financial statements of Spherix included in our Form 10-K for the year ended December 31, 2006, the unaudited financial statements filed in our Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and the Proxy Statement for the August 15, 2007 Annual Meeting.

The unaudited pro forma statements of operations set forth below reflect the elimination of all of the revenues and certain of the expenses attributable to InfoSpherix.  We have eliminated all direct costs and expenses attributable to InfoSpherix operations as well as some of the selling, general and administrative expenses that are specific to InfoSpherix, including accounting, marketing, legal and human resource expenses.  Other general and administrative expenses typically allocated to InfoSpherix have not been eliminated in the pro forma statements because Active Network/InfoSpherix will not assume these costs as part of the proposed sale and we will continue to incur these costs.  However, following the sale of InfoSpherix, management expects to reduce the amount of corporate expenses to a level estimated to support Spherix’ biotechnology strategy.  As such, the unaudited pro forma financial statements do not reflect other costs savings that may occur as a result of Spherix’ focusing its effort on the biotechnology strategy.

Spherix Incorporated
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2007

	As Reported (a)	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$ 7,103,936	$ 15,000,000	(c)	$ 22,103,936
Other receivables	32	—		32
Prepaid expenses and other assets	317,125	—		317,125
Assets of segment held for sale, current	4,399,410	(4,399,410	)(d)	—
Total current assets	11,820,503	10,600,590		22,421,093

Property and equipment, net	183,726	—		183,726
Patents, net of accumulated amortization of $147,738 and $134,963	93,858	—		93,858
Assets of segment held for sale, non-current	4,094,897	(4,094,897	)(d)	—
Total assets	$ 16,192,984	$ 6,505,693		$ 22,698,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 573,012	$ 1,210,000	(e)	$ 1,783,012
Accrued salaries and benefits	214,533	—		214,533
Capital lease obligations	2,081	—		2,081
Liabilities of segment held for sale, current	3,299,366	(3,299,366	)(d)	—
Total current liabilities	4,088,992	(2,089,366)		1,999,626

Deferred compensation	497,852	—		497,852
Deferred rent	128,457	—		128,457
Liabilities of segment held for sale, non-current	191,900	(191,900	)(d)	—
Total liabilities	4,907,201	(2,281,266)		2,625,935

Commitments and contingencies	—	—		—

Stockholders’ equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued and outstanding	—	—		—
Common stock, $0.005 par value, 50,000,000 shares authorized; 14,335,000 and 13,892,642 issued, and 14,254,562 and 13,812,204 shares outstanding at June 30, 2007 and December 31, 2006	71,496	—		71,496
Paid-in capital in excess of par value	27,441,717	—		27,441,717
Treasury stock, 80,438 shares at cost	(464,786)	—		(464,786)
Accumulated deficit	(15,762,644)	8,786,959	(f)	(6,975,685)
Total stockholders’ equity	11,285,783	8,786,959		20,072,742
Total liabilities and stockholders’ equity	$ 16,192,984	$ 6,505,693		$ 22,698,677

Spherix Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the six months ended June 30, 2007

	As Reported (a)	Adjustment		Pro Forma

Revenue	$ 4,019	$ —		$ 4,019

Operating expense
Selling, general and administrative expense	1,637,072	—		1,637,072
Research and development expense	2,385,540	—		2,385,540

Total operating expense	4,022,612	—		4,022,612

Loss from operations	(4,018,593)	—		(4,018,593)

Interest income	57,724	—		57,724
Interest expense	29	—		29

Loss from continuing operations before taxes	(3,960,898)	—		(3,960,898)

Income tax benefit	(20,000)	—		(20,000)

Loss from continuing operations	(3,940,898)	—		(3,940,898)

Discontinued operations
Income from discontinued operations before taxes	2,218	(2,218	)(g)	—
Income tax expense	97,500	(97,500	)(g)	—

Loss from discontinued operations	(95,282)	95,282		—

Net loss	$ (4,036,180)	$ 95,282		$ (3,940,898)

Net (loss) income per share, basic
Continuing operations	$ (0.28)			$ (0.28)
Discontinued operations	$ (0.01)			$ —
Net (loss) income per share, basic	$ (0.29)			$ (0.28)

Net (loss) income per share, diluted
Continuing operations	$ (0.28)			$ (0.28)
Discontinued operations	$ (0.01)			$ —
Net loss per share, diluted	$ (0.29)			$ (0.28)

Weighted average shares outstanding, basic	14,125,660			14,125,660
Weighted average shares outstanding, diluted	14,125,660			14,125,660

Spherix Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the six months ended June 30, 2006

	As Reported (a)	Adjustment		Pro Forma

Revenue	$ 2,735	$ —		$ 2,735

Operating expense
Selling, general and administrative expense	1,142,656	—		1,142,656
Research and development expense	281,739	—		281,739

Total operating expense	1,424,395	—		1,424,395

Loss from operations	(1,421,660)	—		(1,421,660)

Interest income	87,539	—		87,539
Interest expense	35,030	—		35,030

Loss from continuing operations before taxes	(1,369,151)	—		(1,369,151)

Income tax expense	—	—		—

Loss from continuing operations	(1,369,151)	—		(1,369,151)

Discontinued operations

Income from discontinued operations before taxes	1,094,723	(1,094,723	)(g)	—
Income tax expense	20,000	(20,000	)(g)	—

Income from discontinued operations	1,074,723	(1,074,723)		—

Net loss	$ (294,428)	$ (1,074,723)		$ (1,369,151)

Net (loss) income per share, basic
Continuing operations	$ (0.10)			$ (0.10)
Discontinued operations	$ 0.08			$ —
Net (loss) income per share, basic	$ (0.02)			$ (0.10)

Net (loss) income per share, diluted
Continuing operations	$ (0.10)			$ (0.10)
Discontinued operations	$ 0.08			$ —
Net (loss) income per share, diluted	$ (0.02)			$ (0.10)

Weighted average shares outstanding, basic	13,353,574			13,353,574
Weighted average shares outstanding, diluted	13,353,574			13,353,574

Spherix Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2006

	As Reported (b)	Adjustment		Pro Forma

Revenue	$ 24,838,174	$ (24,831,239	)(g)	$ 6,935

Operating expense
Direct contract and operating costs	20,794,538	(20,794,538	)(g)	—
Selling, general and administrative expense	5,639,847	(2,138,613	)(g)	3,501,234
Research and development expense	883,608	—		883,608

Total operating expense	27,317,993	(22,933,151)		4,384,842

Loss from operations	(2,479,819)	(1,898,088)		(4,377,907)

Interest income (expense), net	97,750	—	(g)	97,750
Other income	6,000,000	(6,000,000	)(g)	—

Loss from continuing operations before taxes	3,617,931	(7,898,088)		(4,280,157)

Income tax expense	105,050	(105,050	)(g)	—

Net income	$ 3,512,881	$ (7,793,038)		$ (4,280,157)

Net income per share, basic	$ 0.26			$ (0.32)
Net income per share, diluted	$ 0.26			$ (0.32)

Weighted average shares outstanding, basic	13,578,363			13,578,363
Weighted average shares outstanding, diluted	13,578,363			13,578,363

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)                      Reflects the historical Consolidated Balance Sheet and Consolidated Statements of Operations of Spherix Incorporated as reported for the respective periods in its June 30, 2007 10-Q.

(b)                     Reflects the historical Consolidated Statement of Operations of Spherix Incorporated as reported for the respective period in its December 31, 2006 10-K.

(c)                      Cash proceeds received at closing of $15 million (the $2 million held in escrow will be recognized when all conditions have been satisfied).

(d)                     Adjustment reflects the elimination of the assets and liabilities of the discontinued InfoSpherix Incorporated subsidiary as reported at June 30, 2007.

(e)                      Estimated liabilities related to the transactions, such as estimated income taxes, commissions, and stay bonuses realized at closing.

(f)                        Estimated gain on sale net of estimated income tax liability.

(g)                     Adjustment reflects the elimination of the revenues and costs associated with the discontinued InfoSpherix operations.